Exhibit 10.32
AMENDMENT No. 2 TO CREDIT AGREEMENT
     THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 11, 2008 (the “Amendment”), is by and among DEI SALES, INC., a Florida corporation (the “Borrower”), those Affiliates of the Borrower identified as “Guarantors” on the signature pages hereto (the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders”; and individually, a “Lender”), and CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).
W I T N E S S E T H
     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of September 22, 2006 (as previously amended and modified and as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein).
     WHEREAS, the Borrower has requested that the Requisite Lenders make certain amendments to the Credit Agreement as set forth herein.
     WHEREAS, the Lenders have agreed to amend certain provisions of the Credit Agreement, in each case on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
AMENDMENTS
     1.1 Amendment to Credit Agreement. Subject to the satisfaction of the closing conditions set forth in Section 2 below, from and after the Amendment No. 2 Effective Date (defined below), the Credit Agreement is amended as follows:
(a) Section 1.1 of the Credit Agreement is hereby amended as follows:
          (i) The following definitions shall be added in alphabetical order to read as follows:
“Consolidated Fixed Charge Coverage Ratio” shall mean, as at the last day of any four consecutive Fiscal Quarter period ending during the term of the Agreement, the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

“Participating Receivables Grantor” shall mean the Borrower or any of its Subsidiaries that is or that becomes a participant or originator in a Permitted Receivables Financing.
“Permitted Receivables Financing” shall mean any of one or more receivables financing, purchasing or sale programs, including, without limitation, warehousing and securitization programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Borrower and any of its Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Subsidiary of the Borrower or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary of the Borrower.
“Receivables Entity” shall mean any Person formed solely for the purposes of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.
“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) re lating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Accounts or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary of the Borrower in connection with any Permitted Receivables Financing.
          (ii) The definition of “Applicable Percentage” is hereby amended by (A) deleting the grid therein in its entirety and replacing it with the following:

LIBOR Rate
		Margin for	Alternate
		Revolving	Base Rate		Alternate
	Consolidated	Loans and	Margin for	LIBOR Rate	Base Rate
	Total Leverage	Letter of	Revolving	Margin for	Margin for	Commitment
Level	Ratio	Credit Fee	Loans	Term Loans	Term Loans	Fee
I	< 4.50 to 1.0	3.50%	2.50%	3.50%	2.50%	0.375%
II	> 4.50 to 1.0	4.00%	3.00%	4.00%	3.00%	0.375%
and (B) replacing the words “Level III” in the last sentence of such definition with the words “Level II”.
          (iii) The definition of “Available Revolving Committed Amount” is amended by (A) replacing the “$100,000,000” in clause (y) of the first sentence of such definition with “$60,000,000“and (B) replacing the “$100,000,000” appearing in the second sentence of such definition with “$60,000,000”.
          (iv) The definition of “Consolidated Total Debt” is amended and restated in its entirety to read as follows:
“Consolidated Total Debt” shall mean, as at any date of determination, (i) for purposes of calculating the Consolidated Total Leverage Ratio with respect to Section 7.6 and the definition of “Excess Cash Flow”, the aggregate stated balance sheet amount of all Indebtedness of the Loan Parties and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, which for the avoidance of doubt, shall not include any permissibly contingent obligation pursuant to a Permitted Receivables Financing and (ii) for purposes of calculating the Consolidated Total Leverage Ratio for determining the Applicable Margin, the aggregate amount of all Indebtedness of the Loan Parties and their Subsidiaries whether or not such Indebtedness would appear on the balance sheet of the applicable Loan Party, which for the avoidance of doubt, shall include Indebtedness with respect to any Permitted Receivables Financing.”
          (v) The definition of “Margin Determination Certificate” is amended by replacing the “within 45 days of the last day of such fourth Fiscal Quarter” appearing in clause (b) of such definition with “on or prior to the date Borrower is required to file its annual report on Form 10-K”.
          (vi) The definition of “Net Asset Sale Proceeds” is amended and restated in its entirety to read as follows:
“Net Asset Sale Proceeds” shall mean, with respect to any Asset Sale or Permitted Receivables Financing, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale or Permitted Receivables Financing, net of any bona fide direct costs (paid to non-Affiliates) incurred in connection with such Asset Sale or Permitted Receivables Financing, including with respect to any Asset Sale, (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale or Permitted Receivables Financing as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.
          (vii) The definition of “Permitted Encumbrances” is amended by (A) deleting the word “and” from the end of clause (ix) thereof, (B) replacing the period at the end of clause (x) with “; and” and (C) adding to the end of such definition the following clause (xi):
"(xi) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing.”
          (viii) The definition of “Revolving Commitment” is amended by (A) deleting the last sentence of such definition and (B) adding to the end of such definition the following:
“On and after the Amendment No. 2 Effective Date, the aggregate amount of the Revolving Commitments is $60,000,000, subject to the limitations in Section 2.1(a) and the Revolving Commitment Percentage of each Revolving Lender shall be reduced on a pro rata basis in accordance with the reduction of the total Revolving Commitments.”
     (b) Section 2.1(a) of the Credit Agreement is hereby amended by replacing the “ONE HUNDRED MILLION DOLLARS ($100,000,000)” appearing in the second sentence of such section with “SIXTY MILLION DOLLARS ($60,000,000)”.
     (c) Section 2.2B(b) of the Credit Agreement is hereby amended by deleting the table therein in its entirety and replacing it with the following:

Principal Amortization	Term Loan
Payment Date	Principal Amortization Payment
March 31, 2008	$766,901.02
June 30, 2008	$766,901.02
September 30, 2008	$766,901.02
December 31, 2008	$766,901.02
March 31, 2009	$766,901.02
June 30, 2009	$766,901.02
September 30, 2009	$766,901.02
December 31, 2009	$5,885,803.10
March 31, 2010	$766,901.02
June 30, 2010	$766,901.02
September 30, 2010	$766,901.02
December 31, 2010	$11,144,321.20
March 31, 2011	$766,901.02
June 30, 2011	$766,901.02
September 30, 2011	$766,901.02
December 31, 2011	$11,144,321.20
March 31, 2012	$766,901.02
June 30, 2012	$766,901.02
September 30, 2012	$766,901.02
December 31, 2012	$11,144,321.20
March 31, 2013	$766,901.02
June 30, 2013	$766,901.02
Term Loan Maturity Date	The remaining principal amount of the Term Loan
It is understood that after giving effect to the Borrower’s voluntary prepayment of $39,233,098.88 of Term Loans on December 31, 2007, the foregoing principal amortization payments (other than the payments to be made on December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012) shall be reduced in accordance with Section 2.8(b)(ix)(A) such that the anticipated amortization payments for each of March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009, March 31, 2010, June 30, 2010, September 30, 2010, March 31, 2011, June 30, 2011, September 30, 2011, March 31, 2012, June 30, 2012, September 30, 2012, March 31, 2013 and June 30, 2013 shall be $667,324.60.
          (d) Section 2.8(b)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows.
          (i) Prepayments and Reductions From Net Asset Sale Proceeds. No later than three Business Days following the date of receipt by a Loan Party or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale or Permitted Receivables Financing, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the preceding sentence, with respect to an Asset

Sale (other than a Permitted Receivables Financing), such prepayment shall not be required to the extent that a Loan Party or any of its Subsidiaries reinvests the Net Asset Sale Proceeds within 180 days after the date of such Asset Sale by making Consolidated Capital Expenditures for productive fixed assets of a kind used or usable in the business of the Loan Parties and their Subsidiaries.
          (e) Section 6.1(xv) of the Credit Agreement is hereby amended by replacing the words “within 45 days of the last day of each fourth Fiscal Quarter” appearing in such section with “on or prior to the date Borrower is required to file its annual report on Form 10-K”.
          (f) Section 6.8(A) of the Credit Agreement is hereby amended by inserting the words “(other than a Receivables Entity)” immediately after the words “cause such Subsidiary.”
          (g) Section 7.1 of the Credit Agreement is hereby amended by (A) deleting the word “and” from the end of clause (viii) thereof, (B) replacing the period at the end of clause (ix) with “; and” and (C) adding to the end of such section the following clause (x):
“(x) The Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Permitted Receivables Financings in an amount not to exceed $40.0 million at any one time outstanding.”
          (h) Section 7.3 of the Credit Agreement is hereby amended by (A) deleting the word “and” from the end of clause (viii), (B) redesignating clause (ix) thereof clause “(x)” and (C) inserting immediately after clause (viii) thereof the following clause (ix):
“(ix) The Borrower and its Subsidiaries may make Investments arising as a result of Permitted Receivables Financings; and”
          (i) Section 7.5 of the Credit Agreement is hereby amended by (A) deleting the word “and” from the end of clause (iv) thereof, (B) replacing the period at the end of clause (v) with “; and” and (C) adding to the end of such section the following clause (vi):
“(vi) The Borrower and its Subsidiaries may make distributions or payments of Receivables Fees; provided that all up-front costs, legal fees and up-front expenses in connection with all Permitted Receivables Financings shall not exceed $1,000,000 since the Closing Date.”
     (j) Section 7.6(A) of the Credit Agreement is hereby amended by deleting the grid therein in its entirety and replacing it with the following:

Maximum Consolidated
Period	Total Leverage Ratio
January 1, 2008-March 31, 2008	5.25:1.0
April 1, 2008-June 30, 2008	5.25:1.0
July 1, 2008-September 30, 2008	5.25:1.0
October 1, 2008-December 31, 2008	5.25:1.0
January 1, 2009-March 31, 2009	5.25:1.0
April 1, 2009-June 30, 2009	4.95:1.0
July 1, 2009-September 30, 2009	4.95:1.0
October 1, 2009-December 31, 2009	4.95:1.0
January 1, 2010-March 31, 2010	3.95:1.0
April 1, 2010-March 31, 2011	3.25:1.0
April 1, 2011 and thereafter	3.00:1.0
     (k) Section 7.6(C) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          (i) C. Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio for any four consecutive Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Minimum
Consolidated Fixed
Charge Coverage
Period	Period
January 1, 2008 - September 30, 2009	1.25:1.00
October 1, 2009 and thereafter	1.05:1.00
     (l) Section 7.7 of the Credit Agreement is hereby amended by:
          (i) amending and restating Section 7.7(v) in its entirety to read as follows:
“(v) The Loan Parties and their Subsidiaries may (a) sell or discount, in each case without recourse and in the ordinary course of business, Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and (b) sell or dispose of Receivables Facility Assets in connection with Permitted Receivables Financing, in each case so long as the Net Asset Sale Proceeds thereof are promptly applied to repayment of Loans and/or reduction of Revolving Commitments pursuant to Section 2.8(b);”
          (ii) inserting at the end of such section the following:
“To the extent the Requisite Lenders or all the Lenders, as applicable, waive the provisions of this Section 7.7 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.7, such

Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 7.7, the Agents shall take all actions they deem appropriate in order to effect the foregoing.”
          (m) Section 7.12 of the Credit Agreement is hereby amended by adding to the end of the first sentence of such Section the following:
“, or (iv) sales of Receivables Facility Assets in connection with any Permitted Receivables Financing.”
          (n) Schedule 1.1(a) to the Credit Agreement is hereby amended by inserting the following at the end of the such Schedule:
•	To the extent deemed incurred during such period as a result of changes in the Borrower’s accounting policies, costs and expenses incurred by the Company in connection with its participation in the Consumer Electronics Show in an amount not to exceed (i) $915,000 for the four Fiscal Quarter period ending March 31, 2008, (ii) $615,000 for the four Fiscal Quarter period ending June 30, 2008 and (iii) $310,000 for the four Fiscal Quarter period ending September 30, 2008.

•	(A) Severance costs and facility consolidation costs in an aggregate amount not to exceed $800,000 for the Fiscal Year ending December 31, 2008 and (B) consulting fees in an aggregate amount not to exceed $1,050,000 for the Fiscal Year ending December 31, 2008, in each case, incurred by the Company relating to its reduced headcount, improved process efficiency or in connection with its restructuring.

•	To the extent incurred by the Borrower, charges relating to discontinued operations with respect to businesses exited in the Fiscal Years ending December 31, 2008 and December 31, 2009 in an amount not to exceed $1,000,000 in the aggregate for both Fiscal Years.

•	Non-cash charges for asset (goodwill and intangible) impairment.
     1.2 Effect of Amendment. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including the Schedules) and the other Loan Documents remain in full force and effect.
SECTION 2
CLOSING CONDITIONS
     2.1 Conditions Precedent. This Amendment No. 2 shall become effective as of the date hereof upon the following (the “Amendment No. 2 Effective Date”):

          (a) Executed Agreement. Receipt by the Administrative Agent of a duly executed signature page to this Amendment No. 2 from each of Borrower, the Guarantors, the Administrative Agent, and the Requisite Lenders.
          (b) Consent Fee. The Borrower shall have paid a consent fee to the Administrative Agent, for the ratable account of the applicable Lenders, equal to 0.50% of the aggregate principal amount of Term Loans plus 0.50% of the aggregate amount of Revolving Commitments of the Lenders, in each case, who have delivered executed consents to this Amendment not later than the later of (i) 5:00 p.m. (New York City time) on March 11, 2008 and (ii) when the Administrative Agent has received executed consents to this Amendment from the Requisite Lenders.
          (c) Fees and Expenses. The Agents and the Lenders shall have received from the Borrower the aggregate amount of fees and expenses payable in connection with the consummation of the transactions contemplated hereby.
SECTION 3
MISCELLANEOUS
     3.1 Amended Terms. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment No. 2. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
     3.2 Representations and Warranties of Loan Parties. Each of the Loan Parties hereby represents and warrants as follows:
          (a) Such Person has taken all necessary action to authorize the execution, delivery and performance of this Amendment No. 2.
          (b) This Amendment No. 2 has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment No. 2.
          (d) After giving effect to this Amendment No. 2, the representations and warranties set forth in Section 5 of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all respects as of the date hereof (except for those which expressly relate to an earlier date).

          (e) After giving effect to this Amendment No. 2, no Default or Event of Default has occurred and is continuing.
     3.3 Reaffirmation of Obligations. Each of the Loan Parties hereby acknowledges and reaffirms their respective Obligations under the Loan Documents.
     3.4 Loan Document. This Amendment No. 2 shall constitute a Loan Document under the terms of the Credit Agreement and shall be subject to the terms and conditions thereof (including, without limitation, Sections 10.17 and 10.18 of the Credit Agreement).
     3.5 Entirety. This Amendment No. 2 and the other Loan Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     3.6 Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment No. 2 by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an original shall be delivered.
     3.7 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment No. 2, including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel llp, and all previously incurred fees and expenses which remain outstanding on the date hereof.
     3.8 Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
     3.9 GOVERNING LAW. THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     3.10 GENERAL RELEASE. IN CONSIDERATION OF THE LENDERS ENTERING INTO THIS AMENDMENT NO. 2, THE LOAN PARTIES HEREBY RELEASE THE ADMINISTRATIVE AGENT, THE LENDERS, AND THE ADMINISTRATIVE AGENT’S, AND THE LENDERS’ RESPECTIVE OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, COUNSEL AND DIRECTORS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, DAMAGES AND LIABILITIES OF WHATEVER KIND OR NATURE, IN LAW OR IN EQUITY, NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED TO THE EXTENT THAT ANY OF THE FOREGOING ARISES FROM ANY ACTION OR FAILURE TO ACT UNDER THE CREDIT AGREEMENT OR UNDER THE OTHER LOAN DOCUMENTS ON OR PRIOR TO THE DATE HEREOF.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment No. 2 to be duly executed and delivered as of the date first above written.

BORROWER:	DEI SALES, INC.

	By:	/s/ Kevin Duffy Name: Kevin Duffy Title: Chief Financial Officer

GUARANTORS:	DIRECTED ELECTRONICS, INC.
DEI HEADQUARTERS, INC.,
DEI INTERNATIONAL, INC.
POLK HOLDING CORP.
POLK AUDIO, INC.
BRITTANIA INVESTMENT CORPORATION

	By:	/s/ Kevin Duffy

Name: Kevin Duffy Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	CANADIAN IMPERIAL BANK OF
COMMERCE, ACTING THROUGH
ITS NEW YORK AGENCY,
as Administrative Agent on behalf of the Lenders

	By:	/s/ E. Lindsay Gordon Name: E. Lindsay Gordon Title: Canadian Imperial Bank of Commerce Authorized Signatory